Exhibit 10.8

PROCESSING CONTRACT

1.	THE PARTIES. This Manufacturing Contract (“Contract”) is made between:

Customer: [Little West] with a mailing address of

[426 E 58th St, Los Angeles, CA 90011] (“Customer”) and

Processor: HPPLA LLC with a mailing address of 440 E. 58th Street

Los Angeles, CA 90011 (“Processor”).

Customer and Processor may herein be referred to individually as a “Party” and collectively as the “Parties”. This Contract may be referred to herein as the “Agreement”.

WHEREAS Customer and Processor intend to enter into an agreement for contract manufacturing services effective [March 15th,2025]

NOW THEREFORE, Customer and Processor for good and valuable consideration do agree to be legally bound by this Contract as follows:

2. ORDERING. Customer shall initiate all orders by submitting a Customer Processing Request Form (CPRF) form to Processor for Products that are covered by this Agreement. Processor will make every reasonable effort to acknowledge receipt of orders no later than 1 business day after the order has been received. If the order is not acknowledged within this timeframe, the order shall be deemed as not having been received by Processor and Customer shall resubmit.

3. CAPACITY PLANNING Customer and Processor acknowledge that processor is allocating machine capacity of 695 cycles per week for customer. Customer shall notify Processor of the exact number of products for the up-coming week at least 7 business days prior to running their product. If Processor does not receive such forecast, or the required cycles exceed 695 cycles per week, Processor will make its best effort to accommodate that request, but cannot guarantee the additional capacity.

4.	Pricing

Discounted Pricing

In exchange for committing to a minimum number of runs per month, the Customer will receive discounted pricing at a rate of $52.50 per run. The minimum number of runs to qualify for the discounted pricing is set forth in Section 5.1.

5.	Minimum Monthly Runs

5.1	Agreed Minimum

The Customer agrees to a minimum of 2,777 runs per calendar month (the “Minimum Monthly Runs”). In the event that the Customer fails to meet the Minimum Monthly Runs in any given month, Processor reserves the right to charge the full, undiscounted rate of $75 per run for that month.

5.2	Adjustment to Minimum Monthly Runs

The Parties may agree in writing to adjust the Minimum Monthly Runs. Any adjustment must be mutually agreed upon and documented in writing by both Parties.

6. DOWN PAYMENT AND PAYMENT TERMS Payment shall be due at time of invoicing. Processor shall have the right to require pre-payment and delay processing and/or suspend shipment on any order until payment has been received. A down payment equal to one payment period (75 runs) shall be required prior to initial run. An amount equal to this down payment will be returned to Customer within 60 days of termination of this contract if Customer has fully paid all invoices. If all invoices have not been paid, the amount not paid will be deducted from the down payment amount returned to Customer.

7. DELIVERY AND ACCEPTANCE. Products shall be ready to be shipped from Processor’s facility by or before the agreed-upon shipping date, and will be packed, packaged, crated, stored, and marked utilizing the Customer’s supplied packing materials and instructions, so as to ensure safe delivery in compliance with all regulations of the carrier(s) and any governing authorities. This Shipping date is also the delivery date from Processor to Customer.

Customer is responsible for all aspects of transportation of product to and from Processor’s facility.

Customer has 1 day after the date of delivery to inspect and accept or reject the shipment in whole or in part (“Inspection Period”). If a shipment is not accepted or rejected within this Inspection Period, then the shipment is considered to have been accepted by Customer.

Customer shall notify Processor within the Inspection Period if any Product(s) are rejected for damage or for failing to conform to the specifications set forth herein. Processor shall have the right to repair or replace any Product it deems Customer has reasonably rejected for damage or for failing to conform to specifications.

8. LATE DELIVERY. If Processor fails to deliver the Products in accordance with Paragraph 7, and fails to cure such delay for 5 business days after the issue of written notice by Customer, Customer may elect to do any of the following:

●	approve a revised delivery date or time;

●	Process or cancel the applicable order and obtain similar goods and products from other sources until such time that Processor is able to fulfill the subsequent order at the agreed-upon date and time.

Processor shall use its best efforts to avoid any delay in the delivery of the Products, and shall promptly notify Customer in writing of any circumstances that may cause a delay. The Processor shall not be liable for any indirect, incidental, special, consequential, or punitive damages, including but not limited to lost profits, loss of business, or delays in production, arising out of or related to the malfunction, breakdown, or failure of any machinery or equipment utilized in the manufacturing process. The Customer’s exclusive remedy in the event of a machine failure or malfunction shall be the same as notated above for the late delivery.

9. WARRANTY. Processor warrants to Customer that the product has undergone the appropriate time and pressure requirements set by the customer and will submit SCADA documentation to customer as evidence of that.

HPPLA represents and warrants that the Services will be provided in a professional and workmanlike manner and in accordance with applicable industry standards.

The Customer represents and warrants that all products submitted to HPPLA for pasteurization are fit for processing and comply with all applicable laws and regulations.

10. CHANGES. Neither Party may make changes to a Product’s specifications except as set forth in this Provision. Upon sufficient notice, Customer may make changes from time to time, within reason, and within the general scope of this Agreement that may include but shall not be limited to changes in design, specification, procedure, tolerances, drawings, packaging, Bill of Materials, and Products. Changes shall be accomplished by submission of a written order (“Change Order”) by customer to the Processor that clearly identifies the changes to be made and clearly identifies any obsolete or superseding information. If such changes cause an increase or decrease in Processor’s cost or time required to perform under this Agreement, Processor may adjust pricing in a manner that adequately compensates Parties for such changes. Such change shall be implemented upon agreement by both parties.

11. INTELLECTUAL PROPERTY. Customer warrants that the processing of Products pursuant to this Agreement does not, or will not, to the best of Customer’s knowledge, constitute any infringement whatsoever upon the intellectual property rights of any third party. Customer hereby grants Processor a non-exclusive, non-transferable license to use, produce, or reproduce Customer trademarked, patented, or copyrighted works for the term of this Agreement solely for the purpose of allowing Processor to perform its obligations hereunder.

12. SCOPE. Processor will process and package, for the Customer, Products of the family, class, line, and type, as ordered by Customer, to the tolerances and within the specifications herein defined.

13. TERM. The term of this Agreement shall commence on the date first written above (Effective Date) and shall automatically renew on each anniversary of the Effective Date unless terminated by one Party giving written notice of termination to the other, no later than 60 days prior to an anniversary and the contract will be terminated on the next effective anniversary date, or as otherwise terminated pursuant to another provision set forth hereunder.

14. TERMINATION. Parties shall have the right to terminate this Contract at any time 1) for any material breach that remains uncured for at least 30 days after a Party provides written notice of such breach; 2) by mutual agreement, having been put in writing and attached hereto as an amendment; or 3) upon written notice provided to the other Party no fewer than 60 days prior to an anniversary of the Term as described in section 13 above.

15. NO CREDIT TERMS. No part of this Agreement may be so construed as to establish credit terms or a credit arrangement by or between Processor and Customer. Customer is obligated to make payments within the timeframe indicated on Processor issued invoices. Processor reserves the right to hold any shipment pending required payment by Customer.

16. PRODUCTS. Products to be manufactured for Customer under this Agreement shall be documented in the attached customer on-boarding form and shall include all descriptions, specifications, references and attachments, tolerances, details, drawings, and any other information reasonably required by Processor to identify and produce a given Product or to perform its obligations hereunder. Customer may add new Products to from time to time with Processor’s approval. Any change to an existing Product may only be accomplished pursuant to the Provisions of this Agreement.

17. SAMPLE FOR APPROVAL. Processor may, at its discretion, require Customer to approve a sample of any Product before putting it into regular production. Customer shall work with Processor in good faith throughout the approval process. Processor may charge Customer for approval samples including shipping.

18. QUALITY. Processor shall obtain and maintain all necessary registrations, licenses, and approvals required to manufacture, for Customer, Products covered by this Agreement.

If customer requires packaging in addition to high pressure processing, it is the customer’s responsibility to source such product and any required labels.

At Customer’s expense, and with reasonable notice to Processor, Customer, or qualified third party, may inspect Processor’s facilities and records related to this Agreement at any time during normal business hours.

19.	Limitation of Liability

To the maximum extent permitted by law, neither Party shall be liable to the other Party for any indirect, consequential, special, or incidental damages arising out of or related to this Agreement, even if advised of the possibility of such damages.

20.	DISPUTE RESOLUTION/ARBITRATION.

20.1	Any dispute, controversy, or claim arising from or relating to this Agreement, or the breach, termination, or invalidity hereof, shall be submitted for negotiation and resolution to the Processor and Customer, by delivery of written notice from either of the Parties to the other Party. If the Parties are unable to resolve any dispute within 10 business days after delivery of the applicable notice of dispute, either Party may proceed to arbitration.

20.2	In the event of any dispute, claim, or controversy arising out of or relating to this agreement, including the breach, termination, enforcement, interpretation, or validity thereof, or the purchase, sale, or use of the goods manufactured by Processor (the “Dispute”), the parties agree to resolve such Dispute exclusively through final and binding arbitration. The arbitration will be conducted in accordance with the rules of the American Arbitration Association (AAA) or another mutually agreed-upon arbitration organization, and will take place in the agreed upon venue.

1.	Scope of Arbitration: This arbitration provision applies to all Disputes, whether based in contract, tort, statute, fraud, misrepresentation, or any other legal theory, and whether the Dispute arises during or after the termination of this agreement.

2.	Arbitrator Selection: A single arbitrator, mutually agreed upon by the parties, will conduct the arbitration. If the parties cannot agree on an arbitrator, one will be selected pursuant to the applicable AAA rules.

3.	Costs and Fees: Each party shall bear its own costs, including attorneys’ fees, and share equally in the arbitration fees, unless the arbitrator rules otherwise in a final award.

4.	Limitation of Remedies: The arbitrator may award monetary damages or equitable relief, but may not award any punitive or exemplary damages, except as may be required by law. The arbitrator’s decision will be final and binding, and judgment may be entered in any court having jurisdiction thereof.

5.	Waiver of Jury Trial: The parties understand and agree that by entering into this agreement, they are waiving their right to a jury trial or to participate in a class action or representative proceeding.

21. PRODUCT RECALLS. Customer shall be solely responsible for, and obligated to remedy, any recall whether voluntary or involuntary, that occurs for any reason.

22. CONFIDENTIAL INFORMATION. For the purposes of this Agreement, the term “Confidential Information” shall include, but not be limited to, pricing, documents, records, information and data (whether verbal, electronic, or written), tooling, drawings, models, apparatus, sketches, designs, schedules, product plans, marketing plans, technical procedures, manufacturing processes, analyses, compilations, studies, software, prototypes, samples, formulas, methodologies, formulations, product developments, patent applications, know-how, experimental results, specifications, and other business information, relating to the disclosing Party’s Products, business, assets, operations or contracts, furnished to the other Party and/or the other Party’s affiliates, employees, officers, owners, agents, consultants or representatives, in the course of the work contemplated in this Agreement, regardless of whether such Confidential Information has been expressly designated as confidential or proprietary. However, Confidential Information does not include (a) information generally available to the public; (b) widely used manufacturing practices or techniques; (c) information rightfully in possession of the receiving Party prior to signing this Agreement; and (d) information independently developed without the use of any of the provided Confidential Information.

The obligations of the Parties shall be to always hold and maintain the Confidential Information in the strictest of confidence and to their agents, employees, representatives, affiliates, and any other individual or entity that is on a “need to know” basis. If any such Confidential Information shall reach a third (3rd) party, or become public, all liability will be on the Party that is responsible. Neither Party shall, without the written approval of the other Party, publish, copy, or use the Confidential Information for their sole benefit.

This Provision shall survive this Agreement and remain in full force and effect, in perpetuity or until such time as any confidential information covered herein becomes publicly known or is deemed by the disclosing party, in writing, to no longer be confidential, whichever shall occur first.

23. FORCE MAJEURE. Any delay of either Party’s performance under this Agreement due to unforeseeable events beyond their control (including but not limited to riots, war, flood, famine, terrorist attacks, pandemics, machine failure, severe weather, and earthquakes) shall not constitute a breach hereunder. Should a Party’s performance be delayed due to a Force Majeure event, the Party may defer said performance hereunder for a period equal to the delay.

24. RELATIONSHIP OF PARTIES. No agency, partnership, joint venture or employment relationship is created between Customer and Processor by way of this agreement. Neither the execution, delivery nor performance of this Agreement will be construed to constitute either party as an agent or representative of the other for any purpose.

25. SEVERABILITY. If any provision of this Agreement is held or made invalid or unenforceable by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be rendered invalid thereby.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Parties with respect to the subject matter contained herein and supersedes all prior agreements, understandings, and negotiations between the parties.

27.	Amendments

Any amendments or modifications to this Agreement must be made in writing and signed by both Parties.

28. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

29. ASSIGNMENT. Neither this Agreement nor any obligation hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment without the required written consent shall be void provided however that such consent shall not be reasonably withheld.

30. HEADINGS. The headings contained within this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

31. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflict of law.

32.	Notices

All notices under this Agreement shall be in writing and sent to the addresses listed above (or such other address as may be designated by a Party in writing) via certified mail, return receipt requested, or by email with confirmation of receipt.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first written above.

/s/ CHRIS DODIGOVIC	02/5/25
Customer signature

CHRIS DODIGOVIC
Printed Name and Date

Title	CEO

/s/ Shalako Denison
Processor signature

Shalako Denison	2/5/25
Printed Name and Date

Title	CEO